Exhibit 99.11

MATSON, INC.

ANTI-DILUTION ADJUSTMENT AMENDMENT

TO

STOCK OPTION AGREEMENTS

AMENDMENT AGREEMENT effective as of the close of market on June 29, 2012 by and between Matson, Inc., a Hawaii corporation (the “Corporation”), and                                   , an individual in the employ or service of the Corporation who is currently the holder (the “Optionee”) of one or more outstanding stock option grants (the “Options”) to purchase shares of the Corporation’s common stock (“Common Stock”) under one or more of the following equity incentive compensation plans of the Corporation (the “Plans”) that have been assumed by the Corporation:

•                                          2007 Incentive Compensation Plan, as amended and restated;

•                                          1998 Stock Option/Stock Incentive Plan, as amended and restated; and

•                                          1998 Non-Employee Director Stock Option Plan, as amended.

RECITALS

A.                                   The Corporation has implemented each of the Plans for the purpose of providing eligible persons in the Corporation’s employ or service with the opportunity to participate in one or more equity incentive compensation programs designed to encourage them to continue their service relationship with the Corporation.

B.                                     Each of the Plans, together with the applicable stock option agreement evidencing each of the Options granted to Optionee thereunder, contains certain anti-dilution provisions designed to preserve the intrinsic value of each such Option in the event of certain transactions affecting the outstanding Common Stock or the value of the Common Stock without the Corporation’s receipt of consideration.

C.                                     One of the transactions for which such anti-dilution protection is provided is a distribution by the Corporation of all of the outstanding common stock of one or more subsidiaries of the Corporation to the holders of the Corporation’s outstanding Common Stock in a spin-off transaction.

D.                                    On June 29, 2012 (the “Distribution Date”), the Corporation effected a spin-off distribution of its wholly owned subsidiary, Alexander & Baldwin, Inc. (“A&B”), formerly known as A & B II, Inc., through a distribution by the Corporation of all of the outstanding common stock of A&B (“A&B Common Stock”) to the holders of the Corporation’s outstanding Common Stock (the “A&B Distribution”) in accordance with the terms of the Separation and Distribution Agreement by and between the Corporation and A & B II, Inc. dated as of June 8, 2012.

In connection with the A&B Distribution, the Corporation has changed its name to Matson, Inc., and all references to the Corporation in this Agreement shall be deemed to be references to the Corporation as so renamed.

E.                                      The Corporation now intends to make certain adjustments to each of the Options to preserve the intrinsic value of each such Option that would otherwise be adversely affected by reason of the spin-off distribution of the New A&B Common Stock.

NOW, THEREFORE, it is hereby agreed as follows:

1.                                       Options Subject to Anti-Dilution Adjustment.  The Options to which the anti-dilution adjustments afforded by this Amendment Agreement apply shall be the stock option grants currently held by Optionee that were assumed by the Corporation in connection with the June 6, 2012 reorganization of Alexander & Baldwin, Inc. into a holding company structure with the Corporation as the parent holding company and that are more particularly identified in attached Schedule A (the “Protected Grants”).

2.                                       Adjustments to Protected Grants.  The following two adjustments are hereby made to each of the Protected Grants:

•                                         Number of Option Shares.  The total number of shares of Common Stock currently subject to each Protected Grant as set forth in attached Schedule A is hereby increased to the number of shares of Common Stock (the “Option Shares”) indicated for that Protected Grant in attached Schedule B.  The number of such Option Shares (as increased hereby) has been determined by multiplying the number of shares of Common Stock subject to the Protected Grant immediately prior to the A&B Distribution (as set forth in attached Schedule A) by a fraction the numerator of which is the sum of the closing price per share of the Common Stock as traded on an ex-distribution basis on the Distribution Date and the closing “when issued” price per share of the A&B Common Stock on that same trading day and the denominator is the closing price per share of the Common Stock as traded on an ex-distribution basis on the Distribution Date.  Any resulting fractional share of Common Stock has been rounded down to the next whole share.

•                                         Exercise Price Per Share: The exercise price payable per Option Share under each Protected Grant as set forth in attached Schedule A is hereby reduced to the dollar amount per Option Share (the “Exercise Price”) indicated for that Protected Grant in attached Schedule B. The Exercise Price (as reduced hereby) has been determined by multiplying the exercise price per share in effect for that Protected Grant immediately prior to the A&B Distribution (as set forth in attached Schedule A) by a fraction the numerator of which is the closing price per share of the Common Stock as traded on an ex-distribution basis on the Distribution Date and the denominator is the sum of that closing price and the closing “when issued” price per share of the A&B Common Stock on such Distribution Date.  Any fractional cent has been rounded up to the nearest whole cent.

3.                                       Effect of Adjustments to Protected Options.  The foregoing adjustments hereby made to each Protected Grant are intended to ensure that: (i) the spread between the aggregate fair market value of the number of shares of Common Stock purchasable under that Protected Grant as hereby adjusted and the adjusted Exercise Price payable in the aggregate for those shares immediately after the A&B Distribution remains substantially equal to (and not greater than) the same spread that existed immediately prior to the A&B Distribution between the aggregate fair market value of the number of shares of Common Stock subject to that Protected Grant immediately prior to the adjustments effected hereunder and the aggregate exercise price in effect at that time under for the Protected Grant.  The adjustments made to each Protected Grant pursuant to the provisions of Paragraph 2 are also intended to preserve on a per-share basis, immediately after the A&B Distribution, the same ratio of exercise price per option share to fair market value per share which existed under that Protected Gant immediately prior to the A&B Distribution.

4.                                       No Additional Adjustments.   No additional adjustments shall be made to the Protected Grants Accordingly, the remaining terms and provisions of each Protected Grant as hereby adjusted, including (without limitation) the exercise/vesting schedule and applicable vesting dates, the exercise procedures, the maximum term of that Protected Grant, the limited post-service exercise period in effect for that Protected Grant, and the Corporation’s recoupment policy governing any incentive compensation paid or payable with respect to that Protected Grant, shall continue in full force and effect in accordance with the terms and provisions of the Stock Option Agreement evidencing that Protected Grant and the related June 2012 Assumption Agreement for that Protected Grant. No acceleration of the applicable vesting schedule or exercise dates for each Protected Grant shall occur by reason of the A&B Distribution or any other adjustment required to be made to the Protected Grants in order to reflect that distribution.

5.                                       Section 409A Compliance.  All adjustments made pursuant to this Amendment Agreement shall be effected in accordance with all applicable requirements and limitations of Section 409A of the Internal Revenue Code and the applicable Treasury Regulations thereunder, and the terms and provisions of this Amendment Agreement shall be interpreted and applied in such manner that shall avoid any violation or contravention of the applicable Section 409A requirements and limitations.

IN WITNESS WHEREOF, Matson, Inc. has caused this Anti-Dilution Adjustment Amendment to be executed on its behalf by its duly-authorized officer as of the day and year first above written.

MATSON, INC.

By:

Title:

ACKNOWLEDGMENT

The undersigned acknowledges receipt of the foregoing Anti-Dilution Adjustment Amendment and understands that all rights and liabilities with respect to the each of the stock option grants subject to that amendment shall be as set forth in the applicable Stock Option Agreement for that grant, the applicable Plan under which that option was granted, the June 2012 Assumption Agreement for that grant and the foregoing Anti-Dilution Adjustment Amendment.

OPTIONEE

SCHEDULE A

LIST OF PROTECTED GRANTS

Grant Date of Protected Grant	Number of Option Shares Subject to Protected Grant Prior to A&B Distribution	Exercise Price Per Option Share in Effect for Protected Grant Prior to A&B Distribution	Applicable Plan
$
$
$
$
$
$

SCHEDULE B

LIST OF PROTECTED GRANTS AS HEREBY ADJUSTED

Grant Date of Protected Grant	Number of Option Shares as Hereby Increased	Exercise Price Per Share as Hereby Reduced	Applicable Plan
$
$
$
$
$